For Immediate Release

Contact:
John E. Vollmer III
SVP & Chief Financial Officer
Patterson-UTI Energy, Inc.
(214) 360-7800

Patterson-UTI Expects Fourth Quarter Earnings in Range of $0.95 to $1.00

SNYDER, Texas – January 22, 2006 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that it currently expects fourth quarter of 2006 earnings per share to be in the range of $0.95 to $1.00. This earnings estimate reflects the impact of the previously disclosed decline in drilling activity during the quarter. As reported by the Company in its monthly press releases, drilling rigs operating during the quarter averaged 290, down from an average of 301 in the third quarter of 2006.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 403 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.